Exhibit 99.1

TALOS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL AND OPERATIONAL RESULTS AND REDUCTION OF 2020 SPENDING GUIDANCE

Houston, Texas, March 11, 2020 – Talos Energy Inc. (“Talos,” or the “Company”) (NYSE: TALO) today announced its financial and operational results for the fourth quarter of 2019 and provided an operations update. Additionally, in response to recent commodity price trends, the Company will reduce its previously announced 2020 spending guidance by more than $125 million. Inclusive these reductions, Talos expects to remain free cash flow positive for 2020 with average WTI prices of $30 per barrel or higher. Specific details of the revised 2020 guidance will be disclosed in the coming weeks.

Key fourth quarter of 2019 highlights:

•

Net Income of $0.3 million ($0.01 earnings per share – diluted) for the fourth quarter and Adjusted Net Income(1) of $71.6 million ($1.31 adjusted earnings per share – diluted) in the fourth quarter of 2019.

•	Production of 54.0 thousand barrels of oil equivalent per day (“MBoe/d”) in the fourth quarter, of which 73% was oil and 79% was liquids.

•	Average realized prices of $57.65/Bbl of oil in the fourth quarter, net of transport and quality deductions, or $0.83/Bbl above the average WTI benchmark price of $56.82/Bbl during the same period.

•

Adjusted EBITDA(1) of $155.8 million in the fourth quarter and Adjusted EBITDA excluding hedges(1) of $157.4 million. Adjusted EBITDA Margin(1) per Boe of $31.37, or 67%, and Adjusted EBITDA Margin excluding hedges(1) per Boe of $31.70, or 67%.

•	Capital expenditures, inclusive of plugging and abandonment costs, were $86.8 million in the fourth quarter.

•	Free Cash Flow(1) of $44.4 million in the fourth quarter.

•

Year-end 2019 proved reserves of 141.7 million barrels of oil equivalent (“MMBoe”), of which 69% is proved developed with a PV-10 of $3.0 billion and Standardized Measure of $2.5 billion. Pro forma year-end 2019 proved reserves for the recently closed transaction, inclusive of plugging and abandonment obligations:

•	At SEC prices, 181.3 MMBoe, of which 73% is proved developed, and PV-10 of $3.6 billion.

•	As a supplemental sensitivity, at $45.00 WTI / $2.00 Henry Hub, 166.7 MMBoe, of which 73% is proved developed, and PV-10 of $2.5 billion.

•	As of December 31, 2019, liquidity position of $673.4 million. Net Debt to Last Twelve Months (“LTM”) Adjusted EBITDA(1) was 1.2x. Liquidity as of February 28, 2020 was approximately $600.0 million.

•	Borrowing base increased to $1,150.0 million from $950.0 million as of February 28, 2020.

•	Approximately 10.6 million barrels of oil hedged for 2020 with a weighted average price of $54.05 per barrel of WTI.

(1)

Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA excluding hedges, Adjusted EBITDA Margin and Adjusted EBITDA Margin excluding hedges, Cash Flow per Share, Free Cash Flow and Net Debt to LTM Adjusted EBITDA are non-GAAP financial measures. See “Supplemental Non-GAAP Information” below for additional detail and reconciliations of GAAP to non-GAAP measures.

President and Chief Executive Officer Timothy S. Duncan commented: “We exited 2019 with another consecutive quarter generating significant free cash flow and adjusted earnings per share. Talos also exited the year with one of the lowest leverage ratios in our sector, with a 1.2x Net Debt to LTM Adjusted EBITDA, and high levels of liquidity. Because of the oil-weighted and highly proved developed nature of our reserve base, significant value is sustained at various commodity prices, with additional upside from our probable reserves and our drilling portfolio. The results from the Claiborne #3 well, which just reached total depth, came in above pre-drill expectations and the well will be tied to existing infrastructure in order to be brought online by mid-year, demonstrating the upside potential of the assets we acquired.”

Duncan continued, “With the closing of our recent acquisition, we are a larger, more diverse, and more resilient business with an improved combination of free cash flowing assets and a strong balance sheet. As we look into 2020 with the context of recent commodity price trends, we are re-examining costs throughout the organization in order to maintain our healthy leverage and liquidity metrics while

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

also remaining free cash flow positive despite the challenging price environment. We have flexibility in our previously announced capital program for the year through our short-term rig contract structures, and will utilize this flexibility to reduce our discretionary capital investments. Talos’s management team and employees have weathered this situation before. In order to be prepared for these situations, we always strive to maintain a conservative leverage position, high liquidity and a strong hedge book. We believe we are well-positioned to safely navigate current market conditions.”

RECENT DEVELOPMENTS AND OPERATIONS UPDATE

Closing of Transformative Acquisition of U.S. Gulf of Mexico Portfolio

On February 28, 2020, Talos closed the acquisition of affiliates of ILX Holdings, among other entities (the “Acquired Assets,” the “Acquisition,” or the “Transaction”). After taking into account customary closing adjustments based on an effective date of July 1, 2019, total cash consideration paid by Talos was reduced from $385.0 million to $291.6 million as the Acquired Assets generated approximately $100.0 million of free cash flow in the eight-month period since the effective date, partially offset by a small working capital position acquired in conjunction with one of the assets. The cash consideration was funded primarily through the Company’s revolving credit facility and cash on hand. In addition to the cash consideration, the Company delivered 110,000 shares of Series A Convertible Preferred Stock to certain of the sellers. The preferred shares are expected to automatically convert into 11.0 million common shares on March 30, 2020.

The Acquired Assets’ average production in the fourth quarter of 2019, impacted by certain downtime, was 18.7 MBoe/d. Also included in the Transaction are over 700,000 gross acres, of which approximately 480,000 are primary term.

Borrowing Base Increase

On February 28, 2020, concurrently with the closing of the Acquisition, the borrowing base under Talos’s credit facility was upsized from $950.0 million to $1,150.0 million.

Macro-Economic Developments and Revised 2020 Guidance

In response to recent trends in oil and gas commodity markets, Talos is reducing its previous 2020 capital and operating expenditure guidance. Among other items, Talos expects to utilize the flexibility provided by its short-term rig contracts to reduce its 2020 guidance by more than $125 million of capital and operating expense from the original budget. Talos expects that, following these changes, it will be able to generate positive free cash flow in 2020 with average WTI prices of $30.00 per barrel or above, inclusive of the Company’s existing hedge position.

Talos plans to provide additional detail on the revised 2020 guidance in the coming weeks.

Drilling and Exploration Activities – U.S. Gulf of Mexico

•

Claiborne Drilling Success: The third development well (MC 794 #3) being drilled in the Claiborne field has reached total depth and has determined to be a success. The well logged 284 feet of true vertical pay across five different pay sands. The well was drilled on budget, exceeds pre-drill expectations and will allow partners to materially increase production and more efficiently develop the asset. The well will be tied-back to the Coelacanth production facility via existing subsea infrastructure with first production expected by mid-year 2020. Completion operations in the MC 794#3 well will follow workover and recompletion activities in the MC 794 #1ST1 well, currently underway, that are designed to target highly productive existing pay sands in the Disc 12 reservoir. Talos owns a 25.3% working interest in the project. The Claiborne field is operated by Beacon Offshore Energy, and partners include affiliates of LLOG Exploration, Ridgewood Claiborne, LLC, a managed entity of Ridgewood Energy Corporation, Red Willow Offshore and CL&F Offshore.

Drilling and Exploration Activities – Mexico

•

Block 7: Following the successful completion of the Zama appraisal program, Talos engaged Netherland, Sewell & Associates, Inc. (“Netherland Sewell”, or “NSAI”) to complete an independent analysis of the discovery. Netherland Sewell’s “Best Estimate” of the 2C gross recoverable resource estimate is approximately 670 MMBoe, with 60% of those volumes on Talos’s Block 7. NSAI’s “High Estimate” of the 3C gross recoverable resource estimate is approximately 1,010 MMBoe, exceeding the high end of the Company’s pre-appraisal estimated range of 400 – 800 MMBoe. Talos continues to progress the project closer towards a final investment decision (“FID”) by focusing efforts on the front-end engineering and design (“FEED”). Talos continues to be engaged in unitization discussions with Petroleos Mexicanos (“Pemex”) with the goal of declaring FID in 2020; however, as previously disclosed, the timing to FID is in part dependent on finalizing unitization discussions with Pemex. Talos holds a 35% participating interest and is Operator of Block 7.

Since 2017, Talos has drilled or participated in eight wells in offshore Mexico, with six successful results leading to two material oil discoveries.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

FOURTH QUARTER 2019 RESULTS

Key Financial Highlights:

Period results ($ million):
Revenues(2)	$233.2
Net Income	$0.3
Earnings per share – diluted	$0.01
Adjusted Net Income(1)	$71.6
Adjusted Earnings per share – diluted(1)	$1.31
Adjusted EBITDA(1)	$155.8
Adjusted EBITDA excl. hedges(1)	$157.4
Capital Expenditures (including Plug & Abandonment)	$86.8
Adjusted EBITDA Margin(1):
Adjusted EBITDA (% of Revenue)	67%
Adjusted EBITDA per Boe	$31.37
Adjusted EBITDA excl. hedges (% of Revenue)	67%
Adjusted EBITDA excl. hedges per Boe	$31.70

Production, Realized Prices and Revenue

Production for the fourth quarter of 2019 was 5.0 MMBoe, with oil production accounting for 73% of the total. Oil price realizations, net of certain gathering, transportation, quality differentials and other costs, were $57.65 per barrel, representing an average for the quarter of $0.83 per barrel above the average WTI price over the same period.

Three Months Ended December 31, 2019
Production volumes
Oil production volume (MBbls)	3,619
NGL production volume (MBbls)	313
Natural Gas production volume (MMcf)	6,205
Total production volume (MBoe)	4,966
Average net daily production volumes
Oil (MBbl/d)	39.3
NGL (MBbl/d)	3.4
Natural Gas (MMcf/d)	67.4
Total average net daily (MBoe/d)	54.0
Average realized prices (excluding hedges)(3)
Oil ($/Bbl)	$57.65
NGL ($/Bbl)	$14.62
Natural Gas ($/Mcf)	$2.18
Average Realized Price ($/Boe)	$47.90
Average NYMEX prices
WTI ($/Bbl)	$56.82
Henry Hub ($/MMBtu)	$2.40
Revenues ($ million)
Oil	$208.6
NGL	4.6
Natural Gas	13.5

Revenue – Operations	226.7
Other revenue	6.5

Total revenue	$233.2

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

	Three Months Ended December 31, 2019
	Production	% Oil	% Liquids	% Operated
Average net daily production volumes by asset (MBoe/d)
Green Canyon
Phoenix Complex	19.2	80%	86%	100%
Green Canyon 18	1.0	88%	92%	100%

Green Canyon Area	20.2	80%	86%	100%
Mississippi Canyon
Amberjack	2.1	90%	93%	99%
Pompano	10.9	83%	88%	100%
Ram Powell	4.7	63%	74%	100%
Gunflint	1.0	79%	84%	0%

Mississippi Canyon Area	18.7	79%	85%	94%
Shelf and Other Deepwater
Shelf	13.3	54%	61%	92%
Other deepwater	1.8	67%	75%	74%

Shelf and Other Deepwater Area	15.1	56%	62%	90%

Total average net daily (MBoe/d)	54.0	73%	79%	95%

Expenses

Total lease operating expenses (“LOE”), inclusive of Workover and Maintenance and insurance costs for the fourth quarter of 2019 were $59.2 million or $11.92/Boe. General and administrative expenses (“G&A”) for the quarter were $17.5 million (excluding $1.8 million of stock-based compensation and $4.1 million of transaction-related expenses), or $3.52/Boe.

	Three Months Ended December 31, 2019	Per Boe
Lease Operating Expenses – includes workover & maintenance and insurance(4)	$59.2	$11.92
General & Administrative Expenses(4)(5)	$17.5	$3.52

Other Financial Metrics

Capital Expenditures & Asset Management Activities

Capital expenditures for the fourth quarter of 2019 were $86.8 million, inclusive of plugging & abandonment costs.

Three Months Ended December 31, 2019
Capital Expenditures
U.S. Drilling & Completions	$48.2
Mexico Appraisal & Exploration	(2.9)
Asset Management	8.8
Seismic and G&G / Land / Capitalized G&A	11.8

Total Capital Expenditures	$65.9
Plugging & Abandonment	20.9

Total Capital Expenditures and Plugging & Abandonment	$86.8

Liquidity

As of December 31, 2019, the Company had approximately $826.5 million in total debt, inclusive of the HP-I finance lease. Already accounted for in this figure is the additional $35.0 million borrowed from the Company’s credit facility to pay for the $31.8 million deposit related to the Acquisition, and the $5.0 million acquisition of certain leases from Venari Resources.

Talos had a liquidity position of $673.4 million as of year-end 2019, including $586.4 million available under the Bank Credit Facility and approximately $87.0 million of cash. LTM Adjusted EBITDA(1) for the twelve month period ended December 31, 2019 was $614.2 million. Net Debt to LTM Adjusted EBITDA(1) ratio was 1.2x.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

PROVED RESERVES – AS OF DECEMBER 31, 2019

As of December 31, 2019, Talos had proved reserves of 141.7 MMBoe, with 82% comprised of liquids (75% crude oil and 7% NGLs).

The discovered resources associated with the Company’s offshore Mexico assets are not yet qualified as proved reserves per Securities and Exchange Commission (the “SEC”) rules and, therefore, are not included in any of the reserves information provided in this press release.

The standardized measure of proved reserves and the present value of the Company’s proved reserves, discounted at 10% (“PV-10”)(1), at year-end 2019 were $2.5 billion and $3.0 billion, respectively. Standardized measure and PV-10 include the present value of all asset retirement obligations associated with the relevant assets and properties.

The following table summarizes our proved reserves at December 31, 2019:

	Summary of Proved Reserves(7)
	MBoe	Percent of Total Proved	Percent Oil	Standardized Measure (in thousands)	PV-10(6) (in thousands)
Proved Developed Producing	68,331	48%	79%		$1,837,964
Proved Developed Non-Producing	29,648	21%	62%		378,244

Total Proved Developed	97,979	69%	74%		2,216,208
Proved Undeveloped	43,756	31%	79%		776,814

Total Proved	141,735			$2,537,595	$2,993,022

(6)

PV-10 is a non-GAAP financial measure and differs from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. See “Supplemental Non-GAAP Information” below for additional detail and reconciliations of GAAP to non-GAAP measures, including a reconciliation of PV-10 of our proved reserves to the standardized measure of discounted future net cash flows at December 31, 2019.

(7)

Proved oil, natural gas and NGL reserves attributable to our net interests in oil and natural gas properties were estimated and compiled for reporting purposes by our reservoir engineers and audited by Netherland, Sewell & Associates, Inc.

The following table summarizes our proved reserves by asset at December 31, 2019:

	Estimated Proved Reserves(7)					Full Year 2019(7)
	MBoe	% Oil	% Natural Gas	% NGLs	% Proved Developed	Net Production (MBoe)	% Operated
United States Core Properties
Phoenix Complex	55,381	80%	14%	6%	51%	5,980	100%
Pompano	27,241	80%	12%	8%	85%	3,946	100%
Ram Powell	12,795	55%	32%	13%	100%	2,039	100%
Amberjack	8,581	92%	6%	2%	100%	784	99%

United States Core Properties Subtotal	103,998	78%	15%	7%	70%	12,749
Other United States Properties(8)	37,737	69%	27%	4%	66%	6,207	82%

Total United States	141,735	75%	18%	7%	69%	18,956

(8)	Other United States Properties includes Gulf of Mexico shelf and deepwater.

Pro Forma proved and probable reserves – as of December 31, 2019

Pro forma for the Acquired Assets, Talos proved reserves as of December 31, 2019, were 181.3 MMBoe, with 70% crude oil. The PV-10 at year-end 2019 was 3.6 billion.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

The following table summarizes Talos’s pro forma proved reserves at December 31, 2019 at SEC Pricing:

	Summary of Pro Forma Proved Reserves(9) – SEC prices
	MBoe	Percent of Total Proved	Percent Oil	PV-10 (in thousands)
Proved Developed Producing	90,203	50%	74%	$2,303,981
Proved Developed Non-Producing	41,568	23%	58%	504,997

Total Proved Developed	131,771	73%	69%	2,808,978
Proved Undeveloped	49,521	27%	74%	817,798

Total Proved	181,292			$3,626,776

In addition to the proved reserves, Talos’s pro forma probable reserves at year-end 2019 were 61.4 MMBoe and had a PV-10 of $1.5 billion.

In accordance with guidelines established by the SEC, the Company’s estimated proved reserves as of December 31, 2019 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average price for each commodity, calculated as the unweighted arithmetic average of the price on the first day of each month for the year end December 31, 2019. The West Texas Intermediate spot price and the Henry Hub spot price were utilized as the referenced price and appropriately adjusted for quality, transportation, fees, energy content and basis differentials. Therefore, the standardized measure and PV-10 of Talos’s proved reserves at December 31, 2019, are based on an average crude oil price of $55.69 per barrel and an average natural gas price of $2.58 per MMBtu, prior to being adjusted for quality, transportation, fees, energy content and basis differentials.

The following table provides a supplement sensitivity for Talos’s pro forma proved reserves at December 31, 2019 at flat $45.00 WTI and $2.00 Henry Hub pricing:

	Summary of Pro Forma Proved Reserves – $45.00/Bbl WTI
	MBoe	Percent of Total Proved	Percent Oil	PV-10 (in thousands)
Proved Developed Producing	85,297	51%	74%	$1,670,417
Proved Developed Non-Producing	35,987	22%	58%	308,325

Total Proved Developed	121,284	73%	69%	1,978,743
Proved Undeveloped	45,407	27%	75%	514,649

Total Proved	166,691			$2,493,392

In addition to the proved reserves, Talos’s pro forma probable reserves at year-end 2019 were 61.9 MMBoe and had a PV-10 of $1.1 billion.

Footnotes:

(1)

Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA excluding hedges, Adjusted EBITDA Margin, Adjusted EBITDA Margin excluding hedges and Net Debt to LTM Adjusted EBITDA are non-GAAP financial measures. See “Supplemental Non-GAAP Information” below for additional detail and reconciliations of GAAP to non-GAAP measures.

(2)	Includes $6.5 million of federal royalty refund.
(3)	Average realized prices are net of certain gathering, transportation, quality differentials and other costs.
(4)	Includes insurance costs.
(5)	Excludes non-cash stock based compensation and transaction-related expenses.
(6)

PV-10 is a non-GAAP financial measure and differs from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. See “Supplemental Non-GAAP Information” below for additional detail and reconciliations of GAAP to non-GAAP measures, including a reconciliation of PV-10 of our proved reserves to the standardized measure of discounted future net cash flows at December 31, 2019.

(7)

Proved oil, natural gas and NGL reserves attributable to our net interests in oil and natural gas properties were estimated and compiled for reporting purposes by our reservoir engineers and audited by Netherland, Sewell & Associates, Inc.

(8)	Other United States Properties includes Gulf of Mexico shelf and deepwater.
(9)

Pro forma proved oil, natural gas and NGL reserves attributable to our net interests in oil and natural gas properties were estimated and compiled for reporting purposes by our reservoir engineers. Approximately 85% of the reserves were audited by Netherland, Sewell & Associates, Inc. and Cawley, Gillespie and Associates.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

HEDGES

The following table reflects the contracted volumes and weighted average prices the Company will receive under the terms of its derivative contracts as of December 31, 2019, including contracts entered into following the end of the fiscal year:

Production Period	Instrument Type	Average Daily Volumes	Weighted Average Swap Price	Weighted Average Put Price	Weighted Average Call Price
Crude Oil – WTI:		(Bbls)	(per Bbl)	(per Bbl)	(per Bbl)
January 2020 – December 2020	Swap	21,366	$53.72	$—	$—
January 2021 – December 2021	Swap	2,984	$50.08	$—	$—
January 2020 – December 2020	Collar	7,481	$—	$55.00	$64.23
Natural Gas – Henry Hub NYMEX:		(MMBtu)	(per MMBtu)	(per MMBtu)	(per MMBtu)
January 2020 – December 2020	Swaps	20,724	$2.65	$—	$—
January 2021 – December 2021	Swaps	5,000	$2.39	$—	$—

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

CONFERENCE CALL AND WEBCAST INFORMATION

Talos will host an earnings conference call, which will be broadcast live over the internet, tomorrow, Thursday, March 12, 2020 at 10:00 AM Eastern Time.

Listeners can access the earnings conference call live over the Internet through a webcast link on the Company’s website at: https://www.talosenergy.com/investors. Alternatively, the conference call can be accessed by dialing 1-888-348-8927 (U.S. toll-free), 1-855-669-9657 (Canada toll-free) or 1-412-902-4263 (International). Please dial in approximately 10 minutes before the teleconference is scheduled to begin and ask to be joined into the Talos Energy call. A replay of the call will be available one hour after the conclusion of the conference through March 19, 2020 and can be accessed by dialing 1-877-344-7529 and using access code 10139354.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing cash flows and long-term value through its operations, currently in the United States Gulf of Mexico and offshore Mexico. As one of the U.S. Gulf of Mexico’s largest public independent producers, we leverage decades of geology, geophysics and offshore operations expertise towards the acquisition, exploration, exploitation and development of assets in key geological trends that are present in many offshore basins around the world. Our activities in offshore Mexico provide high impact exploration opportunities in an oil rich emerging basin. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, potential adverse reactions or changes to competitive responses to the business combination between Talos Energy LLC and Stone Energy Corporation, the possibility that the anticipated benefits of such business combination are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, to be filed with the SEC subsequent to the issuance of this communication.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

CAUTIONARY NOTE TO INVESTORS

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. In this communication, the Company uses certain broader terms such as “gross recoverable resources” that the SEC’s guidelines strictly prohibit the Company from including in filings with the SEC. These types of estimates do not represent, and are not intended to represent, any category of reserves based on SEC definitions, are by their nature more speculative than estimates of proved, probable and possible reserves and do not constitute “reserves” within the meaning of the SEC’s rules. These estimates are subject to greater uncertainties, and accordingly, are subject to a substantially greater risk of actually being realized. Investors are urged to consider closely the disclosures and risk factors in the reports the Company files with the SEC.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	Year Ended December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$87,022	$139,914
Restricted cash	—	1,248
Accounts receivable
Trade, net	107,842	103,025
Joint interest, net	16,552	20,244
Other	6,346	19,686
Assets from price risk management activities	8,393	75,473
Prepaid assets	65,877	38,911
Income tax receivable	116	10,701
Other current assets	1,836	7,644

Total current assets	293,984	416,846

Property and equipment:
Proved properties	4,066,260	3,629,430
Unproved properties, not subject to amortization	194,532	108,209
Other property and equipment	29,843	33,191

Total property and equipment	4,290,635	3,770,830
Accumulated depreciation, depletion and amortization	(2,065,023)	(1,719,609)

Total property and equipment, net	2,225,612	2,051,221

Other long-term assets:
Other well equipment inventory	7,732	9,224
Operating lease assets	7,779	—
Other assets	54,375	2,695

Total assets	$2,589,482	$2,479,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,357	$51,019
Accrued liabilities	154,816	188,650
Accrued royalties	31,729	38,520
Current portion of long-term debt	—	443
Current portion of asset retirement obligations	61,051	68,965
Liabilities from price risk management activities	19,476	550
Accrued interest payable	10,249	10,200
Current portion of operating lease liabilities	1,594	—
Other current liabilities	20,180	22,071

Total current liabilities	370,452	380,418

Long-term liabilities:
Long-term debt, net of discount and deferred financing costs	732,981	654,861
Asset retirement obligations	308,427	313,852
Liabilities from price risk management activities	511	—
Operating lease liabilities	17,239	—
Other long-term liabilities	81,595	123,359

Total liabilities	1,511,205	1,472,490

Commitments and contingencies (Note 12)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized and no shares issued or outstanding as of December 31, 2019 and December 31, 2018	—	—
Common stock $0.01 par value; 270,000,000 shares authorized; 54,197,004 and 54,155,768 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	542	542
Additional paid-in capital	1,346,142	1,334,090
Accumulated deficit	(268,407)	(327,136)

Total stockholders’ equity	1,078,277	1,007,496

Total liabilities and stockholders’ equity	$2,589,482	$2,479,986

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per common share amounts)

	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2019	Three Months Ended December 31, 2018	Twelve Months Ended December 31, 2018
Revenues:
Oil revenue	$208,632	$833,118	$225,861	$781,815
Natural gas revenue	13,540	55,278	24,246	73,610
NGL revenue	4,573	19,668	8,557	35,863
Other	6,495	19,556	—	—

Total revenue	233,240	927,620	258,664	891,288
Operating expenses:
Lease operating expense	59,197	243,427	64,464	226,291
Production taxes	282	1,349	456	1,989
Depreciation, depletion and amortization	97,413	345,931	84,145	288,719
Write-down of oil and natural gas properties	(1,557)	12,221	—	—
Accretion expense	7,521	34,389	10,930	35,344
General and administrative expense	23,414	77,209	24,696	85,816

Total operating expenses	186,270	714,526	184,691	638,159

Operating income	46,970	213,094	73,973	253,129
Interest expense	(24,574)	(97,847)	(23,857)	(90,114)
Price risk management activities income (expense)	(59,508)	(95,337)	256,917	60,435
Other income	847	2,678	2,175	1,012

Net income (loss) before income taxes	(36,265)	22,588	309,208	224,462
Income tax benefit (expense)	36,569	36,141	(2,922)	(2,922)

Net income (loss)	$304	$58,729	$306,286	$221,540

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net income (loss)	$58,729	$221,540	$(62,868)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion, amortization and accretion expense	380,320	324,063	176,647
Write-down of oil and natural gas properties and other well inventory	12,386	244	260
Amortization of deferred financing costs and original issue discount	5,207	4,253	2,383
Equity based compensation, net of amounts capitalized	6,964	2,893	875
Price risk management activities expense (income)	95,337	(60,435)	27,563
Net cash received (paid) on settled derivative instruments	(8,820)	(111,147)	23,834
Settlement of asset retirement obligations	(75,331)	(112,946)	(32,573)
Changes in operating assets and liabilities:
Accounts receivable	5,788	(786)	(9,132)
Other current assets	(15,114)	(2,624)	(4,441)
Accounts payable	7,523	(48,825)	2,409
Other current liabilities	(35,459)	32,044	46,364
Other non-current assets and liabilities, net	(43,797)	15,171	4,732

Net cash provided by operating activities	393,733	263,445	176,053

Cash flows from investing activities:
Exploration, development and other capital expenditures	(463,409)	(240,914)	(155,177)
Cash (paid for) received from acquisitions, net of cash acquired	(37,916)	278,409	(2,464)
Proceeds from sale of other property and equipment	5,369	—	—

Net cash provided by (used in) investing activities	(495,956)	37,495	(157,641)

Cash flows from financing activities:
Redemption of Senior Notes and other long-term debt	(10,567)	(25,257)	(1,000)
Proceeds from Bank Credit Facility	110,000	319,000	10,000
Repayment of Bank Credit Facility	(25,000)	(54,000)	—
Repayment of LLC Bank Credit Facility	—	(403,000)	(15,000)
Deferred financing costs	(1,963)	(17,002)	—
Other deferred payments	(9,921)	—	—
Payments of finance lease	(14,133)	(12,952)	(12,412)
Employee stock transactions	(333)	—	—

Net cash provided by (used in) financing activities	48,083	(193,211)	(18,412)

Net increase (decrease) in cash, cash equivalents and restricted cash	(54,140)	107,729	—
Cash, cash equivalents and restricted cash:
Balance, beginning of period	141,162	33,433	33,433

Balance, end of period	$87,022	$141,162	$33,433

Supplemental Non-Cash Transactions:
Capital expenditures included in accounts payable and accrued liabilities	$90,956	$100,664	$40,626
Supplemental Cash Flow Information:
Interest paid, net of amounts capitalized	$62,571	$53,476	$47,994

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

SUPPLEMENTAL NON-GAAP INFORMATION

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “Adjusted Earnings per Share,” “EBITDA”, “Adjusted EBITDA,” “Adjusted EBITDA excluding hedges,” “Adjusted EBITDA Margin,” “Adjusted EBITDA Margin excluding hedges,” “Free Cash Flow,” “Net Debt,” “LTM Adjusted EBITDA” and “Net Debt to LTM Adjusted EBITDA.” These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

“EBITDA” and “Adjusted EBITDA” are to provide management and investors with (i) additional information to evaluate, with certain adjustments, items required or permitted in calculating covenant compliance under our debt agreements, (ii) important supplemental indicators of the operational performance of our business, (iii) additional criteria for evaluating our performance relative to our peers and (iv) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP.

We define these as the following:

EBITDA. Net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, and accretion expense.

Adjusted EBITDA. EBITDA plus non-cash write-down of oil and natural gas properties, loss on debt extinguishment, transaction related costs, derivative fair value (gain) loss, net cash receipts (payments) on settled derivatives, non-cash (gain) loss on sale of assets, non-cash write-down of other well equipment inventory and non-cash equity-based compensation expense.

We also present Adjusted EBITDA excluding hedges and as a percentage of revenue to further analyze our business, which are outlined below:

Adjusted EBITDA excluding hedges. Adjusted EBITDA plus net cash receipts (payments) on settled derivative instruments. We believe the presentation of Adjusted EBITDA excluding hedges is important to provide management and investors with information about the impact of actual commodity price changes on our business.

Adjusted EBITDA Margin. EBITDA divided by Revenue, as a percentage. It is also defined as Adjusted EBITDA divided by the total production volume, expressed in Boe, in the period, and described as dollar per Boe. We believe the presentation of Adjusted EBITDA Margin is important to provide management and investors with information about how much we retain in Adjusted EBITDA terms as compared to the revenue we generate and how much per barrel we generate after accounting for certain operational and corporate costs.

Adjusted EBITDA Margin excluding hedges bears the same definition and our intended utility of Adjusted EBITDA Margin, but using Adjusted EBITDA excluding hedges instead of Adjusted EBITDA.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) to EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding hedges, Adjusted EBITDA Margins and Adjusted EBITDA Margins excluding hedges for each of the periods indicated (in thousands, except for Boe, $/Boe and percentage data):

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

($ thousands, except per Boe)	Three Months Ended, December 31, 2019	Twelve Months Ended, December 31, 2019	Twelve Months Ended, December 31, 2018	Twelve Months Ended, December 31, 2017
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$304	$58,729	$221,540	$(62,868)
Interest expense	24,574	97,847	90,114	80,934
Income tax expense (benefit)	(36,569)	(36,141)	2,922	—
Depreciation, depletion and amortization	97,413	345,931	288,719	157,352
Accretion expense	7,521	34,389	35,344	19,295

EBITDA	93,243	500,755	638,639	194,713
Write-down of oil and natural gas properties	(1,557)	12,221	—	—
Loss on debt extinguishment	132	132	1,764	—
Transaction related costs	4,111	7,460	32,484	9,652
Derivative fair value (gain) loss(1)	59,508	95,337	(60,435)	27,563
Net cash receipts (payments) on settled derivative instruments(1)	(1,618)	(8,820)	(111,147)	23,834
Non-cash (gain) loss on sale of assets	—	—	(1,710)	—
Non-cash write-down of other well equipment inventory	165	165	244	260
Non-cash equity-based compensation expense	1,800	6,964	2,893	875

Adjusted EBITDA	$155,784	$614,214	$502,732	$256,897

Net cash receipts (payments) on settled derivative instruments(1)	1,618	8,820	111,147	(23,834)

Adjusted EBITDA excluding hedges	$157,402	$623,034	$613,879	$233,063

Production and Revenue:
Production – MBoe(2)	4,966	18,959	16,742	10,472
Revenue	233,240	927,620	891,288	412,828
Adjusted EBITDA margin and Adjusted EBITDA excl hedges margin:
Adjusted EBITDA divided by Revenue (%)	67%	66%	56%	62%
Adjusted EBITDA per Boe(2)	$31.37	$32.40	$30.03	$24.53
Adjusted EBITDA excl hedges divided by Revenue (%)	67%	67%	69%	56%
Adjusted EBITDA excl hedges per Boe(2)	$31.70	$32.86	$36.67	$22.26

(1)

The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDA on a cash basis during the period the derivatives settled.

(2)

One Boe is equal to six Mcf of natural gas or one Bbl of oil or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

Reconciliation of Adjusted EBITDA to Free Cash Flow

We believe the presentation of Free Cash Flow is important to provide investors with additional important information to evaluate our business. These measures are widely used by investors in the valuation, comparison, rating and investment recommendations of companies. Please see “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” above.

($ thousands, except per share amounts)	Three Months Ended December 31, 2019
Reconciliation of Adjusted EBITDA to Free Cash Flow:
Adjusted EBITDA	$155,784
Less: Capital Expenditures and Plugging & Abandonment	(86,836)
Less: Interest expense	(24,574)

Free Cash Flow	$44,374

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Earnings per Share

“Adjusted Net Income” and “Adjusted Earnings per Share” are to provide management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted Net Income and Adjusted Earnings per Share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP or as an alternative to net income (loss), operating income (loss), earnings per share or any other measure of financial performance presented in accordance with GAAP.

Adjusted Net Income. Net income (loss) plus accretion expense, transaction related costs, derivative fair value (gain) loss, net cash receipts (payments) on settled derivative instruments and non-cash equity-based compensation expense.

Adjusted Earnings per Share. Adjusted Net Income divided by the number of common shares.

($ thousands, except per share amounts)	Three Months Ended December 31, 2019
Reconciliation of Net Income to Adjusted Net Income:
Net Income	$304
Accretion expense	7,521
Transaction related costs	4,111
Derivative fair value (gain) loss(1)	59,508
Net cash receipts (payments) on settled derivative instruments(1)	(1,618)
Non-cash equity-based compensation expense	1,800

Adjusted Net Income	$71,626
Weighted average common shares outstanding at December 31, 2019:
Basic	54,203
Diluted	54,559
Net Income per common share (Earnings Per Share):
Basic	$0.01
Diluted	$0.01
Adjusted Net Income per common share (Adjusted Earnings Per Share):
Basic	$1.32
Diluted	$1.31

(1)

The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted Net Income on a cash basis during the period the derivatives settled.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Reconciliation of Total Debt to Net Debt and Net Debt to LTM Adjusted EBITDA

We believe the presentation of Net Debt, LTM Adjusted EBITDA and Net Debt to LTM Adjusted EBITDA is important to provide management and investors with additional important information to evaluate our business. These measures are widely used by investors and ratings agencies in the valuation, comparison, rating and investment recommendations of companies

Net Debt Total Debt principal of the Company plus the Finance Lease balance minus Cash.

Net Debt to LTM Adjusted EBITDA. Net Debt divided by the LTM Adjusted EBITDA.

Reconciliation of Total Debt to Net Debt ($ thousands) at December 31, 2019:
Debt principal	$746,928
Finance lease	79,535

Total Debt	826,463
Less: Cash and cash equivalents	(87,022)

Net Debt	$739,441

Calculation of LTM EBITDA:
Adjusted EBITDA for the twelve month period ended December 31, 2019	614,214

LTM Adjusted EBITDA	614,214
Calculation of Net Debt to LTM Adjusted EBITDA:
Net Debt / LTM Adjusted EBITDA	1.2x

The Adjusted EBITDA information included in this communication provides additional relevant information to our investors and creditors. Talos needs to comply with a financial covenant included in its Bank Credit Facility that requires it to maintain a Net Debt to LTM Adjusted EBITDA ratio equal to or lower than 3.0x. For purposes of covenant compliance, LTM Adjusted EBITDA, with certain adjustments, is calculated, as of December 31, 2019 and in subsequent quarters, as the sum of quarterly Adjusted EBITDA for the 12-month period ended on that quarter.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002